Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SHOCKWAVE MEDICAL, INC.

The undersigned, Douglas Godshall, does hereby verify that:

ONE: He is the duly elected and acting President and Chief Executive Officer of Shockwave Medical, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware.

TWO: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 17, 2009, was amended and restated on May 17, 2011, July 1, 2013, May 5, 2015, November 9, 2016 and December 6, 2018 and amended on February 22, 2019.

THREE: This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

FOUR: The text of the Certificate of Incorporation is amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is ShockWave Medical, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE IV

CAPITAL STOCK

(A) Authorized Shares.

1. Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 305,000,000, consisting of 281,274,838 shares of common stock, $0.001 par value per share (“Common Stock”), and 23,725,162 shares of preferred stock, $0.001 par value per share (“Preferred Stock”). The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 1,580,371 shares. The second series of Preferred Stock shall be designated “Series A-1 Preferred Stock” and shall consist of 4,252,018 shares. The third series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 5,309,601 shares. The fourth series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 6,492,564 shares. The fifth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 1,090,608 shares. The Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be the “Designated Preferred Stock,” and 5,000,000 shares shall be the “Undesignated Preferred Stock.”

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV. Every reference to Preferred Stock in Article IV(C) below means the Designated Preferred Stock. Immediately following the conversion of all outstanding Designated Preferred Stock into Common Stock pursuant to Article V Section 4, such shares so converted shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue, and the Corporation shall no longer have the authority to issue any Designated Preferred Stock. This Certificate of Incorporation of this Corporation shall be appropriately amended to effect the conversion and the corresponding reductions in this Corporation’s authorized capital stock.

2. Undesignated Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Undesignated Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series thereof and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

(B) Common Stock.

Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

(C) Designated Preferred Stock.

The terms and provisions of the Designated Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE IV(C), the following definitions shall apply:

(a) “Conversion Price” shall mean $2.8304 per share for the Series A Preferred Stock, $3.09636 per share for the Series A-1 Preferred Stock, $7.5335 per share for the Series B Preferred Stock, $12.321756 per share for the Series C Preferred Stock and $13.753792 per share for the Series D Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities, directly or indirectly, convertible into or exchangeable for Common Stock.

(c) “Corporation” shall mean ShockWave Medical, Inc.

(d) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, as approved by the Board of Directors, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the Preferred Requisite Majority, which shall include the Series C Consent.

(e) “Dividend Rate” shall mean an annual rate of $0.226432 per share for the Series A Preferred Stock, $0.24766 per share for the Series A-1 Preferred Stock, $0.60268 per share for the Series B Preferred Stock, $0.98576 per share for the Series C Preferred Stock and $1.10044 per share for the Series D Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f) “Liquidation Preference” shall mean $2.8304 per share for the Series A Preferred Stock, $3.09636 per share for the Series A-1 Preferred Stock, $7.5335 per share for the Series B Preferred Stock, $12.321756 per share for the Series C Preferred Stock and $13.753792 per share for the Series D Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(h) “Original Issue Price” shall mean $2.8304 per share for the Series A Preferred Stock, $3.09636 per share for the Series A-1 Preferred Stock, $7.5335 per share for the Series B Preferred Stock, $12.321756 per share for the Series C Preferred Stock and $13.753792 per share for the Series D Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(i) “Preferred Requisite Majority” shall mean the holders of at least fifty-five percent (55%) of the outstanding shares of Preferred Stock (voting as a single class on an as-converted basis).

(j) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2. Dividends.

(a) Preferred Stock Dividends.

(i) Series D Preferred Stock Dividends and C Preferred Stock Dividends. The holders of outstanding shares of Series D Preferred Stock and Series C Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Series D Preferred Stock or Series C Preferred Stock, as the case may be, payable in preference and priority to any declaration or payment of any Distribution on the Series B Preferred Stock, Series A-1 Preferred Stock, Series A Preferred Stock and/or Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Series B Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock and/or Common Stock unless dividends on the Series B Preferred Stock and Series C Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Series D Preferred Stock and Series C Preferred Stock have been paid or set aside for payment to the Series D Preferred Stock holders and the Series C Preferred Stock holders. The right to receive dividends on shares of Series D Preferred Stock and Series C Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series D Preferred Stock or Series C Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series D Preferred Stock and Series C Preferred Stock shall be on a pro rata basis. If, in connection with any dividend described in this Section 2(a)(i), the amount of dividends to be paid to the holders of Series D Preferred Stock and Series C Preferred Stock in the aggregate shall be insufficient to permit the payment to such holders of the full amount of their respective Dividend Rates, then the amount of such dividends apportioned for payment to holders of Series D Preferred Stock and holders of Series C Preferred Stock, respectively, shall equal the aggregate amount of the dividends declared by the Board of Directors, multiplied by a fraction equal to the quotient of (A) the Dividend Rate for the applicable series of Preferred Stock, multiplied by the number of shares of such series of Preferred Stock then outstanding, divided by, (B) the sum of (x) the Dividend Rate for the Series D Preferred Stock, multiplied by the number of shares of Series D Preferred Stock then outstanding, plus (y) the Dividend Rate for the Series C Preferred Stock, multiplied by the number of shares of Series C Preferred Stock then outstanding.

(ii) Series B Preferred Stock Dividends. After all dividends on the Series D Preferred Stock and Series C Preferred Stock have been paid or set aside for payment to the holders of Series D Preferred Stock and Series C Preferred Stock, the holders of outstanding shares of Series B Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Series B Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on the Series A-1 Preferred Stock, Series A Preferred Stock and/or Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Series B Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Series B Preferred Stock have been paid or set aside for payment to the Series B Preferred Stock holders. The right to receive dividends on shares of Series B Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series B Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series B Preferred Stock shall be on a pro rata basis.

(iii) Series A-1 Preferred Stock Dividends. After all dividends on the Series B Preferred Stock have been paid or set aside for payment to the holders of Series B Preferred Stock, the holders of outstanding shares of Series A-1 Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Series A-1 Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on the Series A Preferred Stock and/or Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Series A-1 Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Series A-1 Preferred Stock have been paid or set aside for payment to the Series A-1 Preferred Stock holders. The right to receive dividends on shares of Series A-1 Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series A-1 Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series A-1 Preferred Stock shall be on a pro rata basis.

(iv) Series A Preferred Stock Dividends. After all dividends on the Series A-1 Preferred Stock have been paid or set aside for payment to the holders of Series A-1 Preferred Stock, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Series A Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on the Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Series A Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Series A Preferred Stock have been paid or set aside for payment to the Series A Preferred Stock holders. The right to receive dividends on shares of Series A Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series A Preferred Stock shall be on a pro rata basis.

(b) Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4).

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d) Consent to Certain Distributions. In accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, as approved by the Board of Directors, and (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the Preferred Requisite Majority.

(e) Waiver of Dividends. Any dividend preference of any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of the majority of the outstanding shares of such series.

3. Liquidation Rights.

(a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary:

(i) Series D Preferred Stock and Series C Preferred Stock. The holders of the Series D Preferred Stock and the Series C Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series B Preferred Stock, Series A-1 Preferred Stock, Series A Preferred Stock and/or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series D Preferred Stock and Series C Preferred Stock, respectively, held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series D Preferred Stock or Series C Preferred Stock, as the case may be, and (ii) all declared but unpaid dividends (if any) on such share of Series D Preferred Stock and Series C Preferred Stock, as the case may be. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series D Preferred Stock and Series C Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(i), then the entire assets of the Corporation legally available for distribution shall be apportioned for distribution to holders of Series D Preferred Stock and holders of Series C Preferred Stock, respectively, with equal priority and pro rata among the holders of such series of Preferred Stock, in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(i), in an amount equal to the aggregate amount of the entire assets of the Corporation legally available for distribution, multiplied by a fraction equal to the quotient of (A) the full amounts specified in this Section 3(a)(i) as distributable to the holders of such series of Preferred Stock, divided by, (B) the full amounts specified in this Section 3(a)(i) as distributable to the holders of the Series D Preferred Stock and the Series C Preferred Stock.

(ii) Series B Preferred Stock. After payment has been made or set aside of the full amounts specified in Section 3(a)(i), the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series A-1 Preferred Stock, Series A Preferred Stock and/or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series B Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(ii), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(ii).

(iii) Series A-1 Preferred Stock. After payment has been made or set aside of the full amounts specified in Section 3(a)(i) and Section 3(a)(ii), the holders of the Series A-1 Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock and/or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A-1 Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series A-1 Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series A-1 Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series A-1 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(iii), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A-1 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(iii).

(iv) Series A Preferred Stock. After payment has been made or set aside of the full amounts specified in Section 3(a)(i), Section 3(a)(ii) and Section 3(a)(iii), the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series A Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(iv), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(iv).

(b) Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a), the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.

(c) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first forgoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d) Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the Corporation held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition (including by exclusive license) of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each of the foregoing clauses (i), (ii) and (iii), a “Liquidation Event”). The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) or (ii) of the preceding sentence may be waived by the consent or vote of the Preferred Requisite Majority and, in the event of a Series C Liquidity Event or a Series D Liquidity Event (each as defined below), the Series C Consent and/or the Series D Consent, as the case may be (each as defined below).

(e) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) If the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this subsection 3(e), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, NYSE American or a NASDAQ market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the offering price per share is not less than $24.643512 (as adjusted for Recapitalizations) and the aggregate gross proceeds to the Corporation are not less than $30,000,000 (the “Qualified IPO”), or (ii) upon the receipt by the Corporation of a written request for such conversion from the Preferred Requisite Majority and, unless such conversion is in connection with a Series D/C Conversion Event (as defined below), the Series D/C Consent (as defined below) and, if applicable, the Series D Consent, or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an

Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation (the “Filing Date”), other than issuances or deemed issuances of:

(1) shares of Common Stock upon the conversion of the Preferred Stock outstanding as of the date of the first issuance of shares of Series D Preferred Stock;

(2) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants, advisors or other service providers to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements approved by the Board of Directors, including the affirmative vote of at least two of the Preferred Directors (as defined below);

(3) shares of Common Stock upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the first issuance of shares of Series D Preferred Stock;

(4) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) hereof;

(5) shares of Common Stock issued or issuable in a Qualified IPO or registered public offering under the Securities Act;

(6) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors, including the affirmative vote of at least two of the Preferred Directors;

(7) shares of Common Stock issued or issuable to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction approved by the Board of Directors, including the affirmative vote of at least two of the Preferred Directors;

(8) shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors, including the affirmative vote of at least two of the Preferred Directors;

(9) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors, including the affirmative vote of at least two of the Preferred Directors;

(10) shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, including the affirmative vote of at least two of the Preferred Directors; and

(11) shares of Common Stock that are otherwise excluded from the definition of “Additional Shares of Common” by the approval of the Preferred Requisite Majority and, if such issuance or deemed issuance would constitute a Series C Dilutive Issuance or a Series D Dilutive Issuance (each as defined below), as the case may be, the Series C Consent and/or the Series D Consent, as the case may be.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of a majority of the outstanding shares of such series. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(j) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a Liquidation Event pursuant to Section 3(d);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock ten (10) days prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class certified or registered mail or express courier, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the earlier of the date such notice is received and, if sent by registered or certified mail, five (5) days after deposit with the postal service or, if sent by express courier specifying next day delivery, one (1) day after deposit with such courier.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the Preferred Requisite Majority.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(d) Election of Directors.

(i) Series D/C Director. So long as an aggregate of at least 1,000,000 shares (as adjusted for Recapitalizations) of Series D Preferred Stock and Series C Preferred Stock remain outstanding, the holders of Series D Preferred Stock and Series C Preferred Stock, voting together as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors (the “Series D/C Director”).

(ii) Series B Director. So long as at least 1,000,000 shares (as adjusted for Recapitalizations) of Series B Preferred Stock remain outstanding, the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors (the “Series B Director”).

(iii) Series A-1 Director. So long as at least 1,000,000 shares (as adjusted for Recapitalizations) of Series A-1 Preferred Stock remain outstanding, the holders of Series A-1 Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors (the “Series A-1 Director”).

(iv) Series A Director. So long as at least 1,000,000 shares (as adjusted for Recapitalizations) of Series A Preferred Stock remain outstanding, the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors (the “Series A Director” and together with the Series B Director, Series A-1 Director, and Series D/C Director, the “Preferred Directors”).

(v) Common Directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect two members of the Corporation’s Board of Directors.

(vi) Mutual Directors. Any other members of the Corporation’s Board of Directors shall be elected by both (A) the holders of Preferred Stock, voting as a separate class and on an as-converted basis, and (B) the holders of Common Stock, voting as a separate class.

(vii) Any director elected pursuant to Section 5(d) may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of such shares fail to elect a sufficient number of directors to fill all respective directorships for which they are entitled to elect directors, voting as a separate class and series, pursuant to Section 5(d), then any directorship not so filled shall remain vacant until such time as the holders of such shares elect a person to fill such directorship by vote or written consent in lieu of a meeting, and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting as separate class and series. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 5(d), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 5(d).

(e) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, voting as a combined class on an as-converted basis.

(f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6. Protective Provisions.

(a) Preferred Stock Protective Provisions. So long as any shares of Preferred Stock remain outstanding, the Corporation shall not (either directly or indirectly, whether by amendment, merger, consolidation or otherwise), without first obtaining the approval of the Preferred Requisite Majority (by vote or written consent as provided by law), in addition to any other vote required by law:

(i) amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or bylaws of the Corporation if such action would alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series thereof;

(ii) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock or any series thereof) the authorized number of shares of Common Stock or Preferred Stock, or any series thereof;

(iii) increase or decrease the size of the Board of Directors;

(iv) authorize or create (by reclassification, merger or otherwise), issue, or obligate itself to issue, any new class or series of equity security (including any security convertible into or exercisable or exchangeable for any equity security) having rights, preferences or privileges with respect to dividends, redemption or payments upon liquidation senior to or on parity with the Series D Preferred Stock or having voting rights other than those granted to the Series D Preferred Stock generally;

(v) make or obligate itself to make any transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property other than: (A) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for the right of said repurchase at the original cost thereof, (B) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to the bone fide exercise of rights of first refusal contained in agreements providing for such right and approved by the Board (including the affirmative vote of at least two Preferred Directors), and (C) repurchases of capital stock of the Corporation in connection with the settlement of disputes with any stockholder approved by the Board of Directors (including the affirmative vote of at least two Preferred Directors);

(vi) conduct any liquidation, acquisition, reorganization, merger or consolidation of the Company or enter into any or obligate itself to enter into any transaction or series of related transactions deemed to be a Liquidation Event, including but not limited to (A) a sale, lease or other disposition (including by exclusive license) of all or substantially all of the assets or intellectual property of the Corporation and its subsidiaries, if any, taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; or (B) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;

(vii) enter into or obligate itself to enter into any exclusive license of the assets or of a significant program of the Corporation;

(viii) conduct any liquidation, acquisition, reorganization, merger or consolidation by the Corporation of a business for consideration with value of $500,000 or more in the aggregate (other than a merger exclusively to effect a change of domicile of the Corporation);

(ix) incur or assume or obligate itself to incur or assume any non-capital lease indebtedness of $500,000 or more in the aggregate;

(x) increase the number of shares authorized for issuance under any existing stock or option plan or create any new stock or option plan;

(xi) negotiate or authorize the disposal of any shares in a public offering pursuant to an effective registration statement filed under the Securities Act, whether a Qualified IPO or otherwise;

(xii) create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary, dispose of any subsidiary stock or permit any subsidiary to sell to any party other than the Corporation any of its securities or all or substantially all of its assets;

(xiii) amend or deviate in a material manner from the Financing Budget (as defined in a certain Series D Preferred Stock Purchase Agreement) unless otherwise approved by the Board of Directors, including the affirmative vote of at least two Preferred Directors; or

(xiv) amend this Section 6(a).

(b) Series D Preferred Stock and Series C Preferred Stock Protective Provisions. So long as any shares of Series D Preferred Stock or Series C Preferred Stock remain outstanding, the Corporation shall not (either directly or indirectly, whether by amendment, merger, consolidation or otherwise), without first obtaining the approval of sixty percent (60%) in aggregate of the outstanding shares of Series D Preferred Stock and Series C Preferred Stock (by vote or written consent as provided by law, the “Series D/C Consent”), in addition to any other vote required by law:

(i) waive, amend, alter, or repeal the right of the holders of Series D Preferred Stock and Series C Preferred Stock to elect one member of the Corporation’s Board of Directors as currently set forth in Section 5(d)(i);

(ii) effect an automatic conversion pursuant to Section 4(b)(ii) hereof unless in connection with a Liquidation Event where the amounts paid in cash upon consummation of such transaction to the holders of Series D Preferred Stock and Series C Preferred Stock exceed the Liquidation Preference of such Series C Preferred Stock and such Series D Preferred Stock (a “Series D/C Conversion Event”); provided, that if the amounts paid in cash upon consummation of such transaction to the holders of Series D Preferred Stock does not exceed the Liquidation Preference of such Series D Preferred Stock, then the Series D Consent (as defined below) shall also be obtained; or

(iii) waive, amend, alter, or repeal this Section 6(b) or Section 4(b)(ii) of this Article IV(C).

(c) Additional Series D Preferred Stock Protective Provisions. So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not (either directly or indirectly, whether by amendment, merger, consolidation or otherwise), without first obtaining the approval of sixty percent (60%) in aggregate of the outstanding shares of Series D Preferred Stock (by vote or written consent as provided by law, the “Series D Consent”), in addition to any other vote required by law, amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or bylaws of the Corporation if such action would adversely and disproportionately alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series D Preferred Stock compared with other series of Preferred Stock. Without limiting the generality of the foregoing, so long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not (either directly or indirectly, whether by amendment, merger, consolidation or otherwise), without first obtaining the Series D Consent, in addition to any other vote required by law:

(i) exclude an issuance of Common Stock or Convertible Securities from the definition of “Additional Shares of Common” pursuant to Section 4(d)(i)(11) with a price per share of Common Stock (as converted) below the Conversion Price applicable to Series D Preferred Stock (a “Series D Dilutive Issuance”);

(ii) allow for the waiver of a Liquidation Event by the Preferred Requisite Majority for a transaction in which the holders of Series D Preferred Stock would receive less than the Liquidation Preference specified for each such share of Series D Preferred Stock (a “Series D Liquidity Event”); or

(iii) waive, amend, alter, or repeal this Section 6(c), the last sentence of Section 3(d) (in respect of a Series D Liquidity Event) or Section 4(d)(i)(11) (in respect of a Series D Dilutive Issuance) of this Article IV(C).

(d) Additional Series C Preferred Stock Protective Provisions. So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not (either directly or indirectly, whether by amendment, merger, consolidation or otherwise), without first obtaining the approval of sixty percent (60%) in aggregate of the outstanding shares of Series C Preferred Stock (by vote or written consent as provided by law, the “Series C Consent”), in addition to any other vote required by law, amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or bylaws of the Corporation if such action would adversely and disproportionately alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series C Preferred Stock compared with other series of Preferred Stock. Without limiting the generality of the foregoing, so long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not (either directly or indirectly, whether by amendment, merger, consolidation or otherwise), without first obtaining the Series C Consent, in addition to any other vote required by law:

(i) exclude an issuance of Common Stock or Convertible Securities from the definition of “Additional Shares of Common” pursuant to Section 4(d)(i)(11) with a price per share of Common Stock (as converted) below the Conversion Price applicable to Series C Preferred Stock (a “Series C Dilutive Issuance”);

(ii) allow for the waiver of a Liquidation Event by the Preferred Requisite Majority for a transaction in which the holders of Series C Preferred Stock would receive less than the Liquidation Preference specified for each such share of Series C Preferred Stock (a “Series C Liquidity Event”); or

(iii) waive, amend, alter, or repeal this Section 6(d), the last sentence of Section 3(d) (in respect of a Series C Liquidity Event) or Section 4(d)(i)(11) (in respect of a Series C Dilutive Issuance) of this Article IV(C).

7. Notices. Unless otherwise expressly provided in this Amended and Restated Certificate of Incorporation, any notice required or permitted by the provisions of this ARTICLE IV(C) to be given to the holders of Preferred Stock shall be mailed, postage prepaid, to each holder of record at such holder’s address appearing on the books of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, and shall be deemed given upon such mailing or electronic transmission.

ARTICLE V

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 75% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE VI

BOARD OF DIRECTORS

(A) Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(B) Number of Directors. The number of directors which shall constitute the Board of Directors shall, as of the date this Certificate of Incorporation becomes effective, be seven and, thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.

(C) Election of Directors.

(1) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2019 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the 2020 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2021 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

(2) The Board of Directors may assign members of the Board of Directors already in office to the Classes described in Article VI(C)(1), which assignments shall become effective at the same time this Amended and Restated Certificate of Incorporation becomes effective.

(3) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D) Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

(E) Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE VII

MEETINGS OF STOCKHOLDERS

(A) Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B) Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors.

(C) No Action by Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article IV(A)(2) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article VII and may not be taken by written consent of stockholders without a meeting.

ARTICLE VIII

INDEMNIFICATION

(A) Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(B) Right to Indemnification.

(1) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article VIII shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article VIII shall be a contract right.

(2) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(C) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(D) Nonexclusivity of Rights. The rights and authority conferred in this Article VIII shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E) Preservation of Rights. Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE IX

AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles IV(B), V, VI, VII and this Article IX may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles IV(B), V, VI, VII or this Article IX, unless such action is approved by the affirmative vote of the holders of not less than 75% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of the date set forth below and certifies under penalty of perjury that he has read the foregoing Amended and Restated Certificate of Incorporation and knows the contents thereof and that the statements therein are true.

Executed at Santa Clara, California on                , 2019.

Douglas Godshall President and Chief Executive Officer